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Forward-Looking Statements

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Modine's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include (1) the possibility that Modine and Transpro may not be able to reach definitive agreements for the proposed transaction; (2) the possibility that the companies may be unable to obtain required corporate and regulatory approvals for the proposed transaction; (3) problems that may arise in integrating the businesses of the two companies; (4) the proposed transaction may involve unexpected costs; (5) the combined company may be unable to achieve cost-cutting synergies; and (6) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction. Modine assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Modine and Transpro will file relevant materials with the SEC, including one or more registration statement(s) that contain required disclosure documents. Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Modine, Transpro and the proposed transaction. Investors and security holders may obtain these documents (and any other documents filed by Modine and/or Transpro with the SEC) free of charge at the SEC's web site at www.sec.gov. In addition, the documents filed with the SEC by Transpro may be obtained free of charge by directing such request to: mdebernardo@transpro.com or from Transpro's web site at www.transro.com and the documents filed with the SEC by Modine may be obtained free of charge from Modine at www.modine.com. Such documents regarding the proposed transaction are not currently available. Investors and security holders are urged to read the required disclosure documents and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Modine, Transpro and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from security holders in favor of the proposed transaction. Information about the executive officers and directors of Modine and their ownership of Modine common stock is set forth in the proxy statement for Modine's 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 14, 2004. Information about the executive officers and directors of Transpro and their ownership of Transpro common stock is set forth in the proxy statement for Transpro's 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Modine, Transpro and their respective executive officers and directors in the proposed transaction by reading the required disclosure documents regarding the proposed transaction when they become available.

On October 29, 2004 Modine Manufacturing Company ("Modine") held an investor conference call.

Conference Call Transcript MOD - Modine Manufacturing Investor Presentation Event Date/Time: Oct. 29. 2004 / 1:00PM ET Event Duration: N/A

CORPORATE PARTICIPANTS

Dave Pritchard

Modine Manufacturing - Director of Corporate Communications

Brad Richardson

Modine Manufacturing - CFO

Dave Rayburn

Modine Manufacturing - CEO:

CONFERENCE CALL PARTICIPANTS

Laura Thurow

Robert W. Baird - Analyst

Jerry Himmermann

Lord Abbett - Analyst

David Chinell

Valley Company - Analyst

Dennis Skinnell

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Modine Manufacturing investor presentation conference call. My name is Jean. I'll be your conference coordinator. At this time all lines are in a listen-only mode. We'll be accepting questions towards the end of the conference call. (OPERATOR INSTRUCTIONS.)

At this time, I'll turn call program over to your host, Dave Pritchard, Director of Corporate Communications. Sir, over to you.

Dave Pritchard - Modine Manufacturing - Director of Corporate Communications

Thank you, operator, and good afternoon or good morning, as the case may be, and welcome to Modine Manufacturing Company's special conference call to discuss announcements made earlier today by both Modine and Transpro. I'm Dave Pritchard, Director of Investor Relations.

On the call today to make the presentation are Dave Rayburn, our President and CEO, and Brad Richardson, VP, Finance and CFO.

For those of you listening by telephone, as you probably know by now, you can locate and following the slide presentation we will be discussing today through the homepage of the Modine website at www.modine.com, or under Corporate Presentations in the investor relations section of our website.

As a reminder, today's call will also be available as a webcast replay through Modine's website, as well as by telephone through Friday evening, November 12th, by calling 617-801-6888, and supplying the passcode 68311488.

For our call today, Dave Rayburn will provide opening comments, to be followed by Brad Richardson, who will continue through the slide presentation on the Modine website before turning it back to Dave Rayburn for some closing remarks ahead of our question-and-answer session.

Before we get started, I would like to read Modine's safe-harbor statement. This conference contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Modine's current expectations and beliefs, and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statement. A detailed discussion of the risks, uncertainties and assumptions regarding the proposed transactions that could cause actual results to differ materially can be found in the Company's press release dated today's date, which is filed as an exhibit to the Company's Form 8-K, dated also with today's date, that has been filed with the United States Securities and Exchange Commission.

Additional information about the proposed transaction and where to find it are also detailed in the Company's press release. And, again, we will be referring to the slides that are posted on the Modine website.

Today's conference call is being recorded.

So, with that, I am pleased now to turn the conference call over to Dave Rayburn, our President and CEO. Dave?

Dave Rayburn - Modine Manufacturing - CEO:

Thanks, Dave. Before I get into the press release specifically, I'd like to make some comments about our aftermarket. This has been a great organization and a great piece of Modine's history. It dates back to 1972. And it's been a great success, both profitably and from a growth standpoint, and we have served our customers very well in an outstanding organization, both historically and the current organization.

But despite all that history, times have changed. Products last longer, the competitive marketplace is very different, many new players, and the channels have changed. And the tactics that we've been working on very strongly over the last couple of years successfully just aren't the solution for this business. It really needs a strategic solution, and that's what we're bringing forward today.

Modine Manufacturing Company and Transpro, Inc. has signed a letter of intent regarding a proposed merger between Modine's aftermarket business and Transpro. Concurrent, Modine will purchase Transpro's heavy-duty OE business. The merger would create a strongly-positioned and well-capitalized pure play aftermarket business. It will create significant opportunity and benefits for its shareholders.

Also, Modine will enjoy improved financial performance, and allow our organization to be focused now on the OE segment only and the new emerging technologies that we're working on. I really believe this is a win-win for both shareholders of both companies and their employees long-term.

Brad, would you go through the transaction details?

Brad Richardson - Modine Manufacturing - CFO

Yeah, I'm happy to do that, Dave. And good morning and good afternoon to everyone. Before I get into slide 4 of our presentation, I'd just like to say too, just reiterate a point that Dave made. We clearly have been looking at various options here, various strategic options for the business. And we believe that this option that we're going to share with you today is the best option to allow our shareholders to share in meaningful synergies that are actually created by bringing Modine's aftermarket and Transpro together. And, quite frankly, these are synergies that could not have been created by each of the companies on a go-alone basis. They're only created by bringing the two companies together.

The transaction structure that I am going to review with you today is called a Reverse Morris Trust structure. This is similar to a transaction that was done a few years ago between Procter & Gamble and the J.M. Smucker Company. What we're planning on doing is for Modine to spin off on a tax-free basis its aftermarket business to its shareholders on a debt-free basis. And let me just emphasize the point debt-free. As we have explored this option and worked on this option, we have been absolutely focused on ensure that the new company is a strong company and has the balance sheet that it takes in order to compete in the markets in which they serve. And so therefore this business, our business, will be spun off on a debt-free basis in order to ensure that the Company has the kind of capital structure it takes to compete.

Following the spinoff, the Company would be immediately merged into Transpro. Each step of this transaction is expected to be tax-free to the shareholders of both companies. Following this spinoff, the Modine shareholders would own approximately 54 percent, or about 8.8 million shares, of the new company as we go forward.

So, quite simply, in addition -- for a Modine shareholder, in addition to retaining their Modine shares, they will receive, for ever Modine share that they own, 0.25 shares of the combined company.

Based upon Transpro's closing price yesterday, these shares would be valued at about $1.44 per Modine share. And that obviously will fluctuate based upon the value of Transpro's stock that this is pegged to.

Just to clarify a point to, you know, after this is done, again, our shareholders will own shares in this new company but Modine Manufacturing Company will no longer have an interest in the aftermarket.

Turning to the next slide, concurrent with the tax-free spinoff, Modine will purchase Transpro's G&O Manufacturing subsidiary, which is its heavy duty business, for $17 million in cash. And again to emphasize a point that Dave made, it's our intent as a result of this transaction that Modine would be focused in on the OE business, and with us purchasing Transpro's heavy duty business, the new company would be focused specifically on the aftermarket business. This OE business manufactures radiators and charge air coolers, very similar products to what Modine manufactures, and will certainly enhance Modine's presence in the heavy duty OE market.

In terms of the process going forward, we're going to work very diligently with Transpro to execute a merger agreement and related agreements, and we plan to do that in the fourth quarter of 2004. And subject to regulatory approvals which we will proceed on receiving, we're expected to close on the transaction in the first quarter of 2005. I would say that our due diligence is substantially complete, and the key terms of that definitive agreement have been agreed to.

Turning to the next slide, again, I recognize that this is a complicated transaction, and so therefore maybe a picture will help you understand exactly what we're doing and proposing today. If you look on the left-hand side of this slide, you can see today Modine shareholders own 100 percent of our interest in the OE business as well as our aftermarket, and Transpro shareholder own 100 percent interest in their OE business and their aftermarket. Following this transaction, Modine shareholders will continue to own 100 percent of the shares of Modine Manufacturing Company, which holds the Modine original equipment businesses, as well as Transpro's heavy duty OE business. Our shareholders will also own 54 percent of the shares of the new company, and the Transpro shareholders will own 46 percent of the new company, which will hold the interest of Modine's aftermarket as well as Transpro's aftermarket.

To consummate this transaction, we will transfer -- we will purchase the OE business for $17 million, and that will be contributed to the new company. So that's how the transaction is structured as we go forward, and maybe what I could do now is turn it back to Dave to talk about the new company.

Dave Rayburn - Modine Manufacturing - CEO:

Thanks, Brad. I would character the new company has a merger of equals. Two companies that have a long history in this marketplace and the aftermarket, and they bring a lot of skills that can now be combined. The new business will be led by Charlie Johnson, the CEO of Transpro, and Charlie will bring a lot of market experience and continuity to the new company.

As you can see, the board will be made up of not only Transpro board members, but also a number of people from Modine's existing board and management. And that is to ensure that we continue to be a stakeholder in this overall process, because our shareholders are now part of this new company.

Turning to the next page, Transpro today is a leading manufacturer and suppliers of heat transfer and air conditioning products, similar to Modine. They also manufacture and supply heavy duty OEM manufactures. They have some great brand equity out there, a number of products that have great recognition, as we do, and a very good diverse customer base. They have a great reputation in North America, and manufacturing facilities in the U.S. and in Mexico.

The new company. The new company is going to have much broader capabilities, broader product offering in heat transfer and air conditioning and an expanded set of brands both from their business as well as Modine's, and also an international perspective as the business that we have currently in Europe and Mexico will be part of the transaction.

It will certainly lead to better utilization of assets in both organizations. And turning to page 10, the rational of the merger is simple. If combining two companies where they will now have the ability to leverage their overall organization, an improved cost base and an improved capital structure. The synergies are real. They are detailed. The two organizations worked over many months to identify these synergies that have been quantified. And the synergies are not only in the income statement, but in the balance sheet, specifically in the working capital area. The new company will have sales in excess of $400 million.

Brad?

Brad Richardson - Modine Manufacturing - CFO

Okay, just to continue to build on Dave's points, certainly with the substantial synergy benefits that are created again by bringing two like companies together will result in improved profitability for the Company. The Company is expected to be profitable in its first year before restructuring charges. Clearly as a result of bringing two companies together there will be restructuring charges incurred, between $10 and $14 million, which will be incurred over the first 12 to 18 months of the new company's existence. And, again, these charges are being incurred in order to generate some very significant cost savings which we estimate at about $20 million.

Just to really underscore Dave's point, we have been working on this transaction for a year -- maybe even a little over a year -- and the synergies have been put together, and they have been analyzed with great input from both companies in order to identify again the benefits of bringing the two companies together. These synergies are driven by clearly when you bringing two like companies together there are opportunities for facility rationalization, rationalization of distribution channels where there's some redundancies, manufacturing efficiencies that can be driven, and improved material sourcing. And also I would just mention and just reinforce Dave's point, as you look at bringing two companies, together, there's certainly an opportunity on the working capital front, specifically in the inventory, in order to reduce the amount of inventory that's needed in order to support this business as we go forward.

Turning to the next point -- excuse me, the next slide -- is that the combined company will have an improved balance sheet, and also financial flexibility. This is the point that I made earlier, is our business is being contributed on a debt-free basis, which will allow the Company to deleverage. In addition, the purchase of the OE business from Transpro will provide the Company with cash also that can be used to delever the Company. We're estimating that when the Company comes together with those factors that the debt ratio will be about 20 percent, compared to 50 percent today for Transpro. And, again, this just reinforces the point that we are committed to ensure that this company has a very, very sound capital structure, which will give it the strength to participate in the market as it goes forward.

So, in summary, on the financial highlights for the new company, it has the significant opportunity for cost savings, working capital, as well as the capital structure that's necessary in order to compete in the aftermarket business.

Turning to the heavy duty OE business, which we're quite excited about, this again strengthens Modine's OE focus, and adds onto the existing kind of $1.4 billion worth of OE businesses for Modine. We are going to acquire this for $17 million. And I would note that the business that we're acquiring had $45 million of sales over the last 12 months. It is a very, very strong fit with Modine's truck division, our heavy duty business, and we believe that there are synergy and expansion opportunities over time. This business is profitable, and we expect that it will be immediately accreted to our earnings per share.

Just a little more on the business on the next slide is the business manufactures a whole host of products which we're very, very similar with -- charge air coolers and copper brass radiators, which is similar to products that we manufacture. The products are sold into the heavy duty, the military, motor home, special truck, bus and power and generation industries.

We will also with this acquisition -- and we're very, very excited about having the 180 employees of Transpro and their Jackson, Mississippi facility, which I would note -- and I think you're all familiar with our small plant philosophy -- well, this plant fits right into our small plant philosophy.

If you look at the next page, it lists the customers of Transpro's heavy duty OE business, and a lot of those customers are actually very familiar to us, because we sell to them -- Paccar, Cummins, Mack, Oshkosh, International, Freightliner. But there are also a couple of new customers here that will certainly be incremental, or complementary if you will to Modine, in terms of Generac and Monaco.

So with that, Dave, let me turn it back to you to talk about the combined benefits of the transaction.

Dave Rayburn - Modine Manufacturing - CEO:

Well, certainly this provides Modine shareholders with the opportunity to realize the value that's being created in two pure-play companies. Modine will be focused on the OE markets and some of the new emerging technologies, like electronics cooling and fuel cells, while Charlie's organization is going to be focused on the combined companies of Modine and Transpro, to really focus at the aftermarket.

The transaction structure, we believe, is the best alternative to maximize value for all stakeholders, and that's the shareholders of both companies and the employees of both companies long term. As you can see, there is significant improvement to Modine's return on average capital employed and profit margins.

Before we turn it over to some Q&A, I just want to thank the two organizations that have worked this through. This has been a journey, when you realize we're competitors in a marketplace that is very difficult. But both organizations have been very professional, very open, and very candid through this process. And that's why we are where we are.

Modine's organization has been very focused and accountable, and I want to compliment Charlie Johnson's organization in regards to how they have dealt with these issues. And we've certainly had some excellent through the bankers we've been working with.

So, operator, I'll turn it over to the audience for some Q&A.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS.)

Laura Thurow, Robert W. Baird.

Laura Thurow - Robert W. Baird - Analyst

Congratulations. This looks like it's going to be an exciting opportunity here.

Just a couple of questions to follow up. I guess first as it relates to the heavy duty truck business that you'll be getting, you talk about a revenue number of about $45 million for the last 12 months, and that business is profitable. Can you give us a sense of the magnitude of profitability here for modeling purposes?

Brad Richardson - Modine Manufacturing - CFO

Yeah, I figured you would be asking that question, Laura. Let me just share with you again the last 12 months sales from the business have been $45 million, as we put in our release. And the EBITDA multiple that we're purchasing this at is about 3.5. And let me just make a point though to truly underscore. This is part of an overall transaction that clearly involves various moving pieces, and there's value transferred both ways, if you will, and this multiple is part of, again, the overall transaction that we believe, again just to really underscore, we believe is absolutely a win-win for both companies in terms of, again, Modine's shareholders benefiting from this new business that we're getting, but they're also benefiting from the combination of our business with Transpro. And so again these multiples need to be looked at in the context of the overall deal that was agreed to between the two companies, which again we believe is absolutely win-win.

Laura Thurow - Robert W. Baird - Analyst

Sure, sure. Then you talked about in discussion of heavy duty OE business synergy and expansion opportunities over time. Could you just give a little color on those opportunities?

Dave Rayburn - Modine Manufacturing - CEO:

Well, certainly we're introduced to some customers that we're very aware of, but their business enjoys volumes and a long-term relationship with those customers. And we have a very strong portfolio of products that will be very complementary to those existing products that that business is serving.

So it's not only that, and it's also the manufacturing capabilities that would be complementary, the small plant philosophy. And they have some interesting technology -- I would call it some niche technology, some high performance technology, specifically in the charge air cooler area that could be a nice add -- will be a nice add to Modine's portfolio of technology.

Laura Thurow - Robert W. Baird - Analyst

Sure, great. And I think that's it for now. I'll get back in the queue.

Operator

Jerry Himmermann, Lord Abbett.

Jerry Himmermann - Lord Abbett - Analyst

Hello, everyone, and congratulations. It's always nice when an effort that takes this long comes to fruition.

In regards to the key customers, could you highlight again, looking at this right page here, I guess page 15, which ones are new customers to Modine?

Brad Richardson - Modine Manufacturing - CFO

Yes, the Generac and Monaco.

Jerry Himmermann - Lord Abbett - Analyst

Okay, they would be the two that are completely new. And in the ones that are overlapping, where Modine is already selling in, are you selling the same product that they are? Or are they offering one type of product for one need, and you're offering another type of product?

Dave Rayburn - Modine Manufacturing - CEO:

In the truck side we're serving different platforms, and so in the truck side we would be serving different platforms. So in the truck side, we would be serving similar vehicles but different platforms. In some of the other cases they're serving with some very specialized focused technology for special applications.

Jerry Himmermann - Lord Abbett - Analyst

Okay. And certainly there's on the class A trucks, either the emission requirements -- now there's basically two types of engines that have kind of won out to meet the regulations, the ETR and ASSERT technology. Are you -- have you both worked to be on a similar platform here?

Dave Rayburn - Modine Manufacturing - CEO:

Well, their business primarily addresses the front end of the truck, the power train cooling system. And with the changes that the vehicles have gone through, there's certainly a heck of a lot more heat that has to be dissipated in the same frontal areas. So we both have been working on those incremental heat requirements.

Where the incremental products have been added are actually on the engine side, and that would be to the engine customers, and that's where some of the new technologies of oil coolers and ETRs are being applied by Modine. But their business is more focused at the power train cooling side of the truck, the front end, not the engine.

Jerry Himmermann - Lord Abbett - Analyst

Okay. Does this start to work together as you -- helping you promote more of a system sale?

Dave Rayburn - Modine Manufacturing - CEO:

Oh, I wouldn't say appreciably, no. No, that's something that we've been playing in pretty strong for a number of years. This is more of expanded dressable market, because of some of their relationships and some incremental technology.

Operator

(OPERATOR INSTRUCTIONS.) David Chinell, Valley Company.

David Chinell - Valley Company - Analyst

Quick question. How many employees are going from Modine to Transpro?

Brad Richardson - Modine Manufacturing - CFO

About 1,600.

David Chinell - Valley Company - Analyst

Okay, are part of the cost savings assumptions related to post-retirement and those sort of things?

Brad Richardson - Modine Manufacturing - CFO

No. David, no, I don't think so. Part of the Modine employees that will be going to the new company will clearly be transferring over to the Transpro plans, if you will. The benefits that they've accrued to date with Modine, for example their retirement benefits, will be frozen, if you will, but Modine will retain that obligation to those employees, because clearly we have retention assets, if you will, to cover those benefits. We will not be -- I guess another way of saying it, David, is we are not going to be transferring over our pension assets to the new company. We will simply retain that obligation.

David Chinell - Valley Company - Analyst

Which are funded?

Brad Richardson - Modine Manufacturing - CFO

Which are funded.

Operator

Laura Thurow.

Laura Thurow - Robert W. Baird - Analyst

Hello again. Just a question now on synergies in the newly formed aftermarket business. I kind of have an understanding of what those could be -- you've mentioned here some rationalization, efficiencies and improved sourcing. You put a number on there of about $20 million with some additional upside possible. What would it take for that upside to be realized, additional actions moving faster than expected?

Dave Rayburn - Modine Manufacturing - CEO:

Well, it all comes down to execution, and what I'm really pleased with at this point where we are in regards to the deal is that the plans are very detailed, and now those plans have to be turned into specific action plans. They can change as the transaction gets closer, and I would expect there would be some change between some of the strategies that are currently identified.

But clearly, as both organizations talked, there are further synergies beyond what's been quantified to date. But I think this is entirely within reach. You know, maybe an example on the procurement side, which is a piece of it, Modine sells heater cores in the aftermarket and we purchase those. Transpro makes them. They made an acquisition a few years ago. So there is an immediate synergy of cost reduction of in-house variable cost manufacturing for the new business for those heater cores. And that's the kind of detail that supports this versus, I think we can do this, and I think we can do that. Now it's a matter of firming up those plans, making sure they're still the right plans, adjusting accordingly and having the right organization. And I think -- you know, I mentioned earlier both organizations have a lot of long-serve employees that understand the business, under the distribution and manufacturing, and it's a matter of follow through.

Operator

Dennis Skinnell -- (indiscernible) -- Capital.

Dennis Skinnell Analyst

Just a couple of quick process questions. These will require -- the transaction will require shareholder approval from both companies or not?

Brad Richardson - Modine Manufacturing - CFO

From the Transpro side it does require shareholder approval. And from the Modine side, Dennis, we are currently -- that's currently one of the things that we're evaluating at this point.

Dennis Skinnell Analyst

And within that are we going to get kind of financial statements that would scrub out your aftermarket business kind of historically, you know, separated from the distributed products group?

Brad Richardson - Modine Manufacturing - CFO

Yes, you will, because clearly we will make a filing with the Securities and Exchange Commission, which will show our historical financials.

Operator

I'm showing no questions. At this time I'd like to turn the call back over to you for closing remarks.

Dave Rayburn - Modine Manufacturing - CEO:

Well, thank you. And this was a special call, and very appropriate I think given the gravity for both companies. I think this is a great strategic move for both organizations and the shareholders that enjoy participating in these two companies. And now comes the next step of getting to the definitive agreement and getting the transaction completed, and we look forward to working with all parties to make that happen.

So with that I would thank everybody's participation, and look forward to future discussions.

Dave Pritchard - Modine Manufacturing - Director of Corporate Communications

And this is Dave Pritchard. I do want to remind everyone, just for your databank, that the call is available again by replay, if you'd like to listen to this again through November 12th. And that phone number again is 617-801-6888. And the passcode for that replay, for those of you who are interested, is 68311488. And of course we'll also have this call on replay through the Modine website, the Investor Relations Section as a webcast, and again that's www.modine.com.

With that, that will end our conference call. Thanks again to Dave and Brad. Thank you, operator, and thanks to all of you for calling in today. Have a good day.

Operator

Ladies and gentlemen, thank you for joining us on the call. You may now disconnect.